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                                                                       Exhibit 9
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                         LOUIS DREYFUS NATURAL GAS CORP.
                     14000 Quail Springs Parkway, Suite 600
                          Oklahoma City, Oklahoma 73134



                                December 22, 1993


S.A. Louis Dreyfus et Cie
87 Avenue de la Grande Armee
75782 Paris, France

Louis Dreyfus Natural Gas Holdings Corp.
10 Westport Road
Wilton, CT 06897

                 Re: Registration Rights Agreement dated as of November 9, 1993 by and between Louis Dreyfus Natural Gas Corp. and Louis Dreyfus Natural Gas Holdings Corp. (the "Registration Rights Agreement")

Gentlemen:

                  Louis Dreyfus Natural Gas Corp. (the "Company") has been advised that Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") desires to transfer up to 20,000,000 shares of Common Stock of the Company (the "Shares") to S.A. Louis Dreyfus et Cie ("S.A. Louis Dreyfus"). The Shares are covered by the Registration Rights Agreement and are considered to be "Restricted Stock" for purposes thereof. In connection with such transfer, LDNGHC desires to assign to S.A. Louis Dreyfus its rights and responsibilities under the Registration Rights Agreement with respect to the Shares.

                  The Company has also been advised that S.A. Louis Dreyfus desires following such transfer to pledge all or a portion of the Shares to Societe Generale and Banque Nationale de Paris (the "Pledgee") as security in connection with a loan transaction and to assign to the Pledgee its rights and responsibilities under the Registration Rights Agreement with respect to the Shares.

                  The Company hereby consents to the above referenced assignments of rights and responsibilities under the Registration Rights Agreement and affirms that, following the respective assignments and subject to the limitations set forth below, S.A. Louis Dreyfus and the Pledgee shall each be considered a "Holder" for all purposes under the Registration Rights Agreement with respect to such of the Shares as are owned by or pledged to them, as the case may be. It is expressly understood that such consent is provided for purposes of Section 10 of the Registration Rights Agreement only and that the ability of S.A. Louis Dreyfus and the Pledgee to exercise any rights under the Registration Rights Agreement that are assigned to either of them shall be subject to any

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S.A. Louis Dreyfus et Cie
Louis Dreyfus National Gas
  Holdings Corp.
December 22, 1993
Page 2


limitations or restrictions contained in any agreements entered into, or to be entered into, between S.A. Louis Dreyfus and the Pledge.

                  Furthermore, LDNGHC desires to subordinate certain of its rights under the Registration Rights Agreement to those of S.A. Louis Dreyfus and the Pledgee. LDNGHC and the Company hereby agree that for purposes of any demand or piggyback registration which excludes shares of "Restricted Stock" for which registration is properly requested, the principle of pro rata allocation among requesting Holders set forth in Sections 2(B) and 3 of the Registration Rights Agreement shall be modified as follows: S.A. Louis Dreyfus and the Pledgee shall be entitled to include any of the Shares owned by or pledged to them (for which registration was properly requested and which would otherwise be excluded from the proposed registration) in place of all or a portion of the shares which LDNGHC would otherwise have been entitled to include in the registration.

                  The agreements contained in the preceding paragraph shall have the force and effect of, and shall constitute, an amendment to the Registration Rights Agreement and shall be binding on the successors and assigns of LDNGHC and the Company. However, the benefits conferred by the agreements contained in the preceding paragraph shall be specific to S.A. Louis Dreyfus et Cie and the Pledgee and may not be transferred or assigned by them without the prior written consent of LDNGHC and the Company.

                  The agreements contained herein shall not be construed to modify or effect the terms of that certain Lock Up Agreement dated November 11, 1993 executed by LDNGHC and S. A. Louis Dreyfus in favor of the underwriters in connection with the initial public offering of the Company's common stock.

                  If the foregoing meets with the approval and agreement of LDNGHC and S.A. Louis Dreyfus et Cie, please so indicate by signing in the space provided below.

                                            LOUIS DREYFUS NATURAL GAS CORP.


                                            By:________________________________
                                            Name:______________________________
                                            Title:_____________________________

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S.A. Louis Dreyfus et Cie
Louis Dreyfus National Gas
  Holdings Corp.
December 22, 1993
Page 3


Agreed to and accepted as of the
____ day of __________, 1993.


LOUIS DREYFUS NATURAL GAS HOLDINGS CORP.



S. A. LOUIS DREYFUS ET CIE


By:_______________________________
Name:_____________________________
Title:____________________________

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